Exhibit 99.1

Stewart Announces Agreement with Starboard on Board Composition and Governance Enhancements

Three New Independent Directors to be Appointed to the Board

Appoints CEO Matthew Morris to Board

HOUSTON, October 18, 2016 — Stewart Information Services Corporation (NYSE:STC) today announced that it has entered into an agreement with Starboard Value LP (together with certain of its affiliates, “Starboard”) regarding the composition of the Stewart Board of Directors.

Stewart Chief Executive Officer Matthew Morris and a new independent director, Clifford Press, will be appointed to the Board, effective immediately. Mssrs. Morris and Press will replace Malcolm S. Morris and Stewart Morris, Jr., who have agreed to resign after each serving on the Board for 16 years. In addition, the Board has committed to appoint two other new independent directors and is hiring a nationally recognized director search firm to assist in the process. The two new independent directors will replace Laurie Moore-Moore and Frank Keating, two current members of the Board, who have agreed to step down once the new independent directors have been identified and appointed to the Board.

With the addition of Mssrs. Morris and Press, and the two new independent Board members to be named, the Stewart Board will be comprised of nine directors, eight of whom will be independent.

“The enhancements announced today will help us improve Stewart’s corporate governance structure for the benefit of all shareholders, allowing us to create a truly independent Board in-line with best practices,” said Thomas Apel, Chairman of the Stewart Board. “We welcome Clifford to the Board and look forward to benefitting from his perspective and significant financial and investing expertise as we continue to execute on our strategy to ensure long-term growth at Stewart. We believe the newly constituted Stewart Board, which will include substantial industry expertise, diverse perspectives, and a wide variety of backgrounds, will help guide the Company forward.”

Mr. Apel continued, “On behalf of the Board, I also want to thank Malcolm and Stewart for their service as directors and dedication to the Company. As true leaders of Stewart, they have played an integral role in the Company’s success and have provided the rest of the Board and management team with valuable insights and leadership over many years. They have been valued directors and their willingness to put Stewart ahead of their own personal interests demonstrates their leadership and commitment to the Company.”

“We are pleased to reach an agreement that brings new perspectives to our Board of Directors,” said Matthew Morris, Chief Executive Officer. “The management team and I look forward to working with the entire Board toward our common goal of significantly improving shareholder value.”

Pursuant to the agreement, Starboard has also agreed to certain customary standstill and voting provisions through the earlier of fifteen business days prior to the nomination deadline for the Company’s 2018 Annual Meeting of Shareholders and one-hundred thirty days prior to the first anniversary of the Company’s 2017 Annual Meeting of Shareholders.

“We believe Stewart is an excellent company, with solid fundamentals and a strong market position,” said Jeffrey C. Smith, Starboard’s CEO and Chief Investment Officer. “We are pleased to have worked constructively with the Stewart Board to institute these enhancements, which we believe will improve the governance and independence of the Board. We fully expect the newly constituted board to work with management to significantly improve operations and enhance value for shareholders.”

Stewart also announced today that it has entered into a separate agreement with Foundation Asset Management, LP (together with certain of its affiliates, “Foundation”), pursuant to which Foundation has agreed, among other things, to abandon its consent solicitation seeking to call a special meeting of Stewart’s shareholders. Foundation has also agreed to certain customary standstill and voting provisions through ten business days prior to the nomination deadline for the 2018 Annual Meeting of Shareholders.

The full agreements with Starboard and Foundation will be filed in a Current Report on Form 8-K with the Securities and Exchange Commission (the “SEC”).

Skadden, Arps, Slate, Meagher & Flom LLP is serving as legal counsel to Stewart.

About Matt Morris

Matt Morris, 45, serves as the chief executive officer of Stewart Information Services Corporation. Previously, he was senior executive vice president for Stewart Information Services Corporation, Stewart Title Company and Stewart Title Guaranty Company. Mr. Morris joined Stewart in May 2004 to serve as senior vice president of Planning and Development. Prior to rejoining Stewart, he served as director and COO for a strategic litigation consulting firm, offering trial and settlement sciences and communications strategy.

Mr. Morris graduated from Southern Methodist University with a Bachelor's of Business Administration in organizational behavior and business policy, and received his MBA from the University of Texas with a concentration in finance.

About Clifford Press

Clifford Press, 63, is an experienced governance oriented investor, and has served on the Boards of numerous public companies in the course of his career. He currently serves as a director of Newcastle Investment Corp and Quantum Corporation. Mr. Press has recently served as a director of GM Network, Ltd, a private holding company providing Internet-based digital currency services and SeaBright Holdings, Inc., a specialty underwriter of multi-jurisdictional workers' compensation insurance. In 2005 Clifford Press formed Oliver Press Partners in partnership with Gus Oliver. The principals use their extensive legal, investment banking and transaction-oriented investing experience to execute their investment strategy. In 1986, Mr. Press co-founded the investment company Hyde Park Holdings which engaged in a number of investment and acquisition activities from its founding through the 1990s. From 1983 to 1986, Mr. Press began his career as an M&A banker at Morgan Stanley and Co., Incorporated.

Mr. Press received his undergraduate degree from Oxford University in England and in 1983 received an MBA from the Harvard Business School.

About Stewart

Stewart Information Services Corporation (NYSE:STC) is a global real estate services company, offering products and services through our direct operations, network of Stewart Trusted ProvidersTM and family of companies. From residential and commercial title insurance and closing and settlement services to specialized offerings for the mortgage industry, we offer the comprehensive service, deep expertise and solutions our customers need for any real estate transaction. At Stewart, we believe in building strong relationships – and these partnerships are the cornerstone of every closing, every transaction and every deal. Stewart. Real partners. Real possibilities.TM More information can be found at http://www.stewart.com, subscribe to the Stewart blog at http://blog.stewart.com or follow Stewart on Twitter® @stewarttitleco.

Additional Information and Where to Find It

The Company, its directors and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies from the Company’s shareholders in connection with the Company’s 2017 Annual Meeting of Shareholders (the “2017 Annual Meeting”). Prior to the 2017 Annual Meeting, the Company will furnish a definitive proxy statement to its shareholders (the “2017 Proxy Statement”), together with a WHITE proxy card. SHAREHOLDERS ARE URGED TO READ THE 2017 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Information regarding the identity of potential participants, and their director or indirect interests, by security holdings or otherwise, will be set forth in the 2017 proxy Statement and other materials to be filed with the SEC in connection with the 2017 Annual Meeting. Shareholders will be able to obtain, free of charge, copies of the 2017 Proxy Statement, any amendments or supplements thereto and any other documents (including the WHITE proxy card) when filed by the Company with the SEC in connection with the 2017 Annual Meeting at the SEC’s website (http://www.sec.gov), at the Company’s website (http://www.stewart.com) or by contacting Nat Otis by phone at (713) 625-8360, by email at nat.otis@stewart.com or by mail at Stewart Information Services Corporation, Attn: Investor Relations, 1980 Post Oak Blvd., Ste. 800, Houston, TX 77056.

Forward Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to future, not past, events and often address our expected future business and financial performance. These statements often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “will,” “foresee” or other similar words. Forward-looking statements by their nature are subject to various risks and uncertainties that could cause our actual results to be materially different than those expressed in the forward-looking statements. These risks and uncertainties include, among other things: economic conditions; adverse changes in the level of real estate activity; changes in mortgage interest rates, existing and new home sales, and availability of mortgage financing; our ability to respond to and implement technology changes, including the completion of the implementation of our enterprise systems; the impact of unanticipated title losses or the need to strengthen our policy loss reserves; any effect of title losses on our cash flows and financial condition; the impact of vetting our agency operations for quality and profitability; changes to the participants in the secondary mortgage market and the rate of refinancing that affects the demand for title insurance products; regulatory noncompliance, fraud or defalcations by our title insurance agencies or employees; our ability to timely and cost-effectively respond to significant industry changes and introduce new products and services; the outcome of pending litigation; the impact of changes in governmental and insurance regulations, including any future reductions in the pricing of title insurance products and services; our dependence on our operating subsidiaries as a source of cash flow; the continued realization of expense savings from our cost management program; our ability to successfully integrate acquired businesses; our ability to access the equity and debt financing markets when and if needed; our ability to grow our international operations; and our ability to respond to the actions of our competitors. These risks and uncertainties, as well as others, are discussed in more detail in documents filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2015, our quarterly reports on Form 10-Q, and our Current Reports on Form 8-K. We expressly disclaim any obligation to update any forward-looking statements contained in this press release to reflect events or circumstances that may arise after the date hereof, except as may be required by applicable law.

Contacts:

Nat Otis, (713) 625-8360
Director-Investor Relations
nat.otis@stewart.com

Joele Frank, Wilkinson Brimmer Katcher

Matthew Sherman / Scott Bisang / Viveca Tress
(212) 355-4449